Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 8, 2021 , is entered into between Splash Beverage Group Inc., a Colorado corporation (the “Splash Colorado”) and Splash Beverage Group Inc., a Nevada corporation and a wholly owned subsidiary of Splash Colorado (“Splash Nevada”).

Preliminary Statement

Splash Colorado, whose shares of common stock are registered under Section 12(b) of the Securities Act of 1934, as amended (the “Exchange Act”), desires to reincorporate as a Nevada corporation. Splash Colorado has formed Splash Nevada in order to effect the reincorporation.

The board of directors of each of Splash Colorado and Splash Nevada deems it advisable and in the best interests of such corporations and their respective stockholders, that Splash Colorado be merged with and into Splash Nevada, upon the terms and subject to the conditions herein stated, and that Splash Nevada be the surviving corporation (the “Reincorporation Merger”).

NOW, THEREFORE, in consideration of the premises and of the agreements of the parties hereto contained herein, the parties hereto agree as follows:

ARTICLE I

THE REINCORPORATION MERGER; EFFECTIVE TIME

1.1. The Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Splash Colorado shall be merged with and into Splash Nevada whereupon the separate existence of Splash Colorado shall cease. Splash Nevada shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be governed by the laws of the State of Nevada. The Reincorporation Merger shall have the effects specified in Section 7-90-204 of the Colorado Business Corporation Act (the “CBCA”), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Splash Colorado, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Splash Colorado, including, without limitation, all outstanding indebtedness of Splash Colorado.

1.2. Effective Time. Provided that the conditions set forth in Section 5.1 have been fulfilled in accordance with this Agreement and that this Agreement has not been terminated or abandoned pursuant to Section 6.1, on the date of the closing of the Reincorporation Merger, Splash Colorado and Splash Nevada shall cause Articles of Merger to be executed and filed with the Office of the Secretary of State of Nevada (the “Nevada Articles of Merger”) and Articles of Merger to be executed and filed with the Secretary of State of Colorado (the “Colorado Articles of Merger”). The Reincorporation Merger shall become effective upon the date and time specified in the Nevada Articles of Merger and the Colorado Articles of Merger (the “Effective Time”).

ARTICLE II

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1. The Articles of Incorporation. The articles of incorporation of Splash Nevada in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

2.2. The Bylaws. The bylaws of Splash Nevada in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

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ARTICLE III

OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

3.1. Officers. The officers of Splash Nevada at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2. Directors. The directors of Splash Colorado at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE IV

EFFECT OF MERGER ON CAPITAL STOCK

4.1. Effect of Merger on Capital Stock. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of Splash Colorado, Splash Nevada or the stockholders of Splash Colorado:

(a) Each share of common stock of Splash Colorado, no par value, shall be converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of common stock, par value $0.001 per share, of Splash Nevada (“Nevada common stock”), with the same rights, powers and privileges as the shares so converted and all shares of common stock of Splash Colorado shall be cancelled and retired and shall cease to exist.

(a) Each option, warrant, or other security of Splash Colorado issued and outstanding immediately prior to the Effective Time shall be (i) converted into and shall be an identical security of Splash Nevada, and (ii) in the case of securities to acquire common stock, converted into the right to acquire the number of shares of Nevada common stock equal to the number of shares of Colorado common stock that were acquirable pursuant to such option, warrant, or other security at the Effective Date. The same number of shares of Nevada common stock shall be reserved for purposes of the exercise of such options, warrants, or other securities as is equal to the number of shares of the common stock so reserved as of the Effective Time.

(b) Each share of Nevada common stock owned by Splash Colorado shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

4.2. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Colorado common stock (other than Dissenting Shares), or options, warrants, or other securities of Splash Colorado shall be deemed for all purposes to evidence ownership of and to represent a number of shares of Nevada common stock equal to the number of shares of Colorado common stock represented thereby or that were acquirable pursuant to such options, warrants, or other securities of Splash Nevada, as the case may be, into which the shares of common stock, options, warrants, or other securities of Splash Colorado represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Colorado common stock, options, warrants, or other securities of Nevada, as the case may be, evidenced by such outstanding certificate, as above provided.

4.3 Dissenters’ Rights. No Dissenting Stockholder shall be entitled to shares of Nevada common stock under this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Reincorporation Merger under Section 7-90-204 of the CBCA, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 7-113-206 of the CBCA with respect to Dissenting Shares owned by such Dissenting Stockholder (“Dissenter Rights”). If any person or entity who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares which would be Dissenting Shares but for that failure to perfect or withdrawal or loss of the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into shares of Nevada common stock pursuant to Section 4.1 hereof.

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ARTICLE V

CONDITIONS

5.1. Shareholder Approval of Reincorporation Merger. The respective obligation of each party hereto to effect the Reincorporation Merger is subject to approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of the common stock of Splash Colorado pursuant to Section 7-111-103(5) of the CBCA by written consent of shareholders in accordance with the provisions of Article XVII of Splash Colorado’s Articles of Incorporation.

5.2 Information Statement. Splash Colorado shall file with the Securities and Exchange Commission and distribute to its stockholders an information statement pursuant to Regulation 14C of the Exchange Act, which information statement shall discuss the terms of the Reincorporation Merger and advise shareholders of their Dissenter’s Rights.

5.3 Approval of NYSE. The Merger is subject to approval by the NYSE.

ARTICLE VI

TERMINATION

6.1. Termination. This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Splash Colorado, if the board of directors of Splash Colorado determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of Splash Colorado and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either Splash Colorado or Splash Nevada, or any of their respective stockholders, directors or officers.

ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of common stock of Splash Colorado shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of Splash Nevada, (ii) alter or change any provision of the articles of incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

7.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.3. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada, without regard to the conflict of law principles thereof.

7.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

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7.5. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.7. Headings. The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Splash Beverage Group, Inc. a Colorado corporation

By:	/s/ Dean Huge
Dean Huge Chief Financial Officer

Splash Beverage Group, Inc. a Nevada corporation

By:	/s/ Dean Huge
Dean Huge Chief Financial Officer

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